Exhibit 99.2
NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-378-7917 or 972-571-1624
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

WELLS FARGO EXTENDS $5 MILLION FINANCING FOR ATSI

San Antonio, Texas – December 15, 2009 – ATSI Communications, Inc. (OTCBB: ATSX) today announced that Wells Fargo Business Credit, a division of Wells Fargo Bank, N.A.  (NYSE:WFC) has extended ATSI’s $5 million accounts receivable financing for an additional term.  The renewal of this facility that was originally approved for $3 million in December 2007 demonstrates ATSI’s positive track record with Wells Fargo.

Brad LeFevre, VP of Wells Fargo Business Credit, stated, "We are pleased to continue our financing relationship with ATSI.  We anticipate our accounts receivable funding will serve as an important financing tool that will facilitate the Company’s business expansion.”

Antonio Estrada, ATSI’s Sr. VP of Finance and Corporate Controller, added, “We appreciate Wells Fargo’s continued support of our business plan.  The $5 million facility is a testament to Wells Fargo’s confidence in ATSI and its management team. This financing will allow us the flexibility to provide improved terms to credit worthy customers and facilitate our cash management as we seek to grow our business during FY2010.”

ATSI Communications, Inc. operates through its wholly owned subsidiary, Digerati Networks, Inc.  Digerati Networks is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America.  Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NextPoint powered VoIP network, ATSI believes it has clear advantages over its competition.  ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.